UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                           SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)*

                             RENT-WAY INC
________________________________________________________________________
                                    (Name of Issuer)

                                Common
________________________________________________________________________
                           (Title of Class of Securities)

                            76009U104
                  _______________________________
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement
[   ].  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                    Page 1 of 6 pages

CUSIP No.  76009U104
                              13G
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______

                                    (B)  ___X___
_________________________________________________________________________
3        SEC USE ONLY



_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                  331,810
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                    331,810
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         331,810
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.1%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON *

         IC  (insurance company)
_________________________________________________________________________

                  *  SEE INSTRUCTION BEFORE FILLING OUT!

Page 2 of 6 pages

CUSIP NO. 76009U104

                                 13G
_________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MASSMUTUAL CORPORATE INVESTORS
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                            (a)________
                                            (b)___X____
_________________________________________________________________________
3        SEC USE ONLY



_________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                      5       SOLE VOTING POWER
     NUMBER OF                221,207
        SHARES        ___________________________________________________
                      6       SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY                  not applicable
    EACH              ___________________________________________________
                      7       SOLE DISPOSITIVE POWER
     REPORTING                221,207
    PERSON WITH              ___________________________________________________
                      8       SHARED DISPOSITIVE POWER

                              not applicable
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        221,207
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES  *
                            not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.1%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON  *

        IV  (investment company)
_________________________________________________________________________
                       *   SEE INSTRUCTIONS BEFORE FILING

CUSIP NO.  76009U104
                                   13G
_________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MASSMUTUAL PARTICIPATION INVESTORS
        04-3025730
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                              (a)______
                                              (b)__X___
_________________________________________________________________________
3       SEC USE ONLY


_________________________________________________________________________
4       CITIZENSHIP OF PLACE OF ORGANIZATION

        Commonwealth of Massachusetts
_________________________________________________________________________
                      5       SOLE VOTING POWER
     NUMBER OF                110,603
        SHARES        ___________________________________________________
                      6       SHARED VOTING POWER
    BENEFICIALLY              not applicable
     OWNED BY EACH    ___________________________________________________
                      7       SOLE DISPOSITIVE POWER
      REPORTING               110,603
    PERSON WITH       ___________________________________________________
                      8       SHARED DISPOSITIVE POWER
                              not applicable
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,603
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES   *
                              not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.0%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON  *

        IV (investment company)
_________________________________________________________________________
                    * SEE INSTRUCTIONS BEFORE FILLING OUT

Page 4 of 6 pages

CUSIP NO. 76009U104
                                  13G
_________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MASSMUTUAL CORPORATE VALUE PARTNERS LTD
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

                                       (a)______
                                       (b)__X___
_________________________________________________________________________
3       SEC USE ONLY


_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
_________________________________________________________________________
                    5        SOLE VOTING POWER
   NUMBER OF                 143,103
      SHARES        _____________________________________________________
                    6        SHARED VOTING POWER
  BENEFICIALLY               not applicable
   OWNED BY EACH    _____________________________________________________
                    7        SOLE DISPOSITIVE POWER
  REPORTING                  143,103
   PERSON WITH      _____________________________________________________
                    8        SHARED DISPOSITIVE POWER
                             not applicable
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        143,103
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES  *
                             not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.3%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON  *

        CO (corporation)
_________________________________________________________________________

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 5 OF 6 pages

CUSIP NO.  76009U104
                                      13G
_________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MassMutual High Yield Partners  04-3325219
_________________________________________________________________________
2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) [   ]
                                                (b) [ X ]
_________________________________________________________________________
3       SEC USE ONLY


_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Commonwealth of Massachusetts
_________________________________________________________________________
                    5      SOLE VOTING POWER
  NUMBER OF SHARES
                           92,294
    BENEFICIALLY
                    _____________________________________________________
      OWNED BY      6      SHARED VOTING POWER

        EACH
                    _____________________________________________________
     REPORTING      7      SOLE DISPOSITIVE POWER

       PERSON              92,294
                    _____________________________________________________
        WITH        8      SHARED DISPOSITIVE POWER

_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        92,294
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
                          not applicable
_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.9%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON *

        CO
_________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  Name of Issuer:  Rent-Way, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         3230 West Lake Road
         Erie, PA  16505



ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Ltd., and MassMutual High Yield Partners, which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD
            Cayman Islands

            MASSMUTUAL HIGH YIELD PARTNERS
            1295 State Street
            Springfield, Massachusetts  01111


ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD is organized under the laws of Cayman Islands

            MASSMUTUAL HIGH YIELD PARTNERS
            under the laws of the Commonwealth of Massachusetts

ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP NUMBER:  76009U104

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, and MassMutual Participation Investors an investment company reqistered under Section 8 of the Investment Company
            Act of 1940, MassMutual Corporate Value Partners Ltd. a corporation, and MassMutual High Yield Partners a corporation which together may be regarded as a group pursuant to Rule 13d-1(b)(ii)(H).


ITEM 4.     Ownership:

            This statement is filed to report information as of January 31, 1998.

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. own respectively 301,810, 201,207, 100,603, and 133,103, shares of common stock and 30,000, 20,000, 10,000, and 10,000
            warrants for a like amount of common stock shares. MassMutual High Yield Partners owns $1,000,000
            7% Conv. Deb. due 2/1/07, convertible into
            74,794 shares of common stock and 17,500 shares of common stock.

            Total shares of common stock owned directly and indirectly: 899,107.

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Ltd., or MassMutual High Yield Partners are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            899,017(shares held) / 144,794 (shs from exercise or conversion) + 10,741,000 (shs outstanding) = 8.3%


            (c)  Powers:

            Massachusetts Mutual Life Insurance Company, has sole power to vote or dispose of 331,810 shares, MassMutual Corporate Investors has sole power to vote and dispose of 221,207 shares, MassMutual Participation Investors has sole power to vote and dispose of 110,603 shares, MassMutual Corporate
            Value Partners Ltd. has sole power to vote and dispose of 143,103 shares, and MassMutual High Yield Partners has sole power to vote and dispose of 92,294 shares.

ITEM 5.     Ownership of Five Percent or Less of a Class:

            Not applicable

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not applicable

ITEM 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            not applicable

ITEM 9.     Notice of Dissolution of the Group:

            Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE INVESTORS, MASSMUTUAL PARTICIPATION INVESTORS, MASSMUTUAL CORPORATE VALUE PARTNERS LTD, AND MASSMUTUAL
            HIGH YIELD PARTNERS certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature
---------
            After reasonable inquiry and to the best of knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE COMPANY and MASSMUTUAL CORPORATE INVESTORS and MASSMUTUAL PARTICIPATION INVESTORS and
            MASSMUTUAL CORPORATE VALUE PARTNERS LTD and
            MASSMUTUAL HIGH YIELD PARTNERS certify that the information set forth in this statement is true, complete and correct.


February 10, 1998                        February 10, 1998
_____________________                    ____________________________
     Date                                        Date

MASSACHUSETTS MUTUAL                     MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY                   INVESTORS

By:  /s/Clifford M. Noreen               By: /s/Clifford M. Noreen
          Name                                 Name

Clifford M. Noreen                       Clifford M. Noreen
Managing Director                        Vice President
_________________________                ____________________________
(Print Name and Title                    (Print Name and Title
 of Person Signing)                       of Person Signing)



February 10, 1998                        February 10, 1998
________________________                 ____________________________
         Date                                     Date

MASSMUTUAL PARTICIPATION                 MASSMUTUAL CORPORATE VALUE
INVESTORS                                PARTNERS LTD

By:  /s/Clifford M. Noreen               By: /s/Raymond B. Woolson
         Name                                       Name

Clifford M. Noreen                       Raymond B. Woolson
Vice President                           Vice President
_______________________                  ____________________________
Print Name and Title                     Print Name and Title
   of Person Signing                        of Person Signing


February 10, 1998
_______________________
         Date

MASSMUTUAL HIGH YIELD
PARTNERS

By:  /s/ Raymond B. Woolson
Vice President
_______________________
Print Name and Title
   of Person Signing